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                                                              											        EXHIBIT 11


                      			     THE SOUTHLAND CORPORATION AND SUBSIDIARIES
                     			   STATEMENT RE COMPUTATION OF PER-SHARE EARNINGS
			                             (IN THOUSANDS, EXCEPT PER-SHARE DATA)
			                             CALCULATION OF EARNINGS PER COMMON SHARE
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                                                    							  Three Months               Nine Months
                                            						       Ended September 30,       Ended September 30,
                                          						     ------------------------  ------------------------
                                                 							 1995         1994         1995         1994
                                          						     -----------  -----------  -----------  -----------

Net earnings for earnings per-share calculation.  .  $   49,647   $   43,266   $   85,443   $   66,768
                                          						     ===========  ===========  ===========  ===========
Average number of common shares outstanding .  .  .     409,923      409,923      409,923      409,923
                                          						     ===========  ===========  ===========  ===========

Net earnings per common share (Primary and
    Fully Diluted)  .  .  .  .  .  .  .  .  .  .  .        $.12         $.10         $.21         $.16
                                                 							   =====        =====        =====        =====


                                           						Tab 1

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